AMENDMENT TO BYLAWS OF

OLD MUTUAL ADVISOR FUNDS

AS AMENDED NOVEMER 19, 2007

Effective November 19, 2007, the Bylaws of Old Mutual Advisor Funds are amended to remove all references to “Old Mutual Advisor Funds” and replace all such references with “Old Mutual Funds I.”